EXHIBIT (M)(III)

                                 WT MUTUAL FUND
                     AMENDED AND RESTATED DISTRIBUTION PLAN
                                     FOR THE
                                  ROXBURY FUNDS
                                (CLASS C SHARES)

         The following Amended and Restated Distribution Plan (this "Plan") has been adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended (the "Act") by WT Mutual Fund (the "Fund") for the Class C shares of the portfolios listed on Schedule A attached hereto, as it may be amended from time to time, (each, a "Roxbury Portfolio"). This Plan was approved by a majority of the Fund's Board of Trustees, including a majority of the Trustees who are not "interested persons" of the Fund (as defined in the Act) and who have no direct or indirect financial interest in the operation of this Plan and any agreement related to it (the "non-interested trustees"), by votes cast in person at a meeting called for the purpose of voting on this Plan.

         In reviewing this Plan, the Fund's Board of Trustees considered the proposed schedule and nature of payments under this Plan and the Distribution Agreement entered into between the Fund and Provident Distributors, Inc. (it and any subsequent principal distributor of Class C shares of the Roxbury Portfolios are each referred to as a "Distributor") approved by the Board of Trustees concurrently with this Plan. The Board of Trustees concluded that the proposed compensation of the Distributor under this Plan for promotion and distribution of the Class C shares of each of the Roxbury Portfolios is fair and not excessive. Accordingly, the Board of Trustees determined that this Plan should provide for such compensation and that adoption of this Plan would be prudent and in the best interests of each of the Roxbury Portfolios and the Class C shareholders of each of the Roxbury Portfolios. Such approval included a determination that in the exercise of reasonable business judgment of the Board of Trustees and in light of the fiduciary duties of the Board, there is a reasonable likelihood that this Plan will benefit the Fund, each of the Roxbury Portfolios and the Class C shareholders of each of the Roxbury Portfolios.

The provisions of this Plan are:

Section I.

         The Fund shall pay to the Distributor as follows: a fee in the amount of 0.75% per annum of the average daily net assets of the Fund attributable to the Class C shares of each of the Roxbury Portfolios (or such lesser amount as may be established from time to time by a majority of the Board of Trustees, including a majority of the non-interested trustees) for advertising, marketing and distributing the Class C shares of the Roxbury Portfolios. Such fee shall be payable from the assets attributable to the Class C shares of such Roxbury Portfolios and shall be paid in monthly installments promptly after the last day of each calendar month.

Section II.

         In exchange for the fee payable under Section I of this Plan, each Distributor shall agree to incur distribution expenses with respect to the Class C shares of the Roxbury Portfolios. For purposes of this Plan, "distribution expenses" shall mean expenses incurred for distribution activities encompassed by Rule 12b-1 under the Act, which may include public relations services, telephone services, sales presentations, media charges, preparation, printing and mailing of advertising and sales literature, data processing necessary to support a distribution effort, printing and mailing prospectuses and reports used for sales purposes, as well as any sales commissions or service fees paid to broker-dealers or other financial institutions who have executed sales or

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service agreements with the Fund or such Distributor,  which forms of agreements have been approved by a majority of the Board of Trustees, including a majority of the non-interested trustees, and who sell or provide support services in connection with the distribution of the Class C shares of the Roxbury Portfolios.

Section III.

         Nothing in this Plan shall operate or be construed to limit the extent to which the Roxbury Portfolios' investment manager (the "Manager") or any other person, other than the Fund, may incur costs and bear expenses associated with the distribution of the Class C shares of the Roxbury Portfolios.

         From time to time, the Manager may make payments to third parties out of its management fee, not to exceed the amount of that fee, including payments of fees for shareholder servicing and transfer agency functions. If such payments are deemed to be indirect financing of an activity primarily intended to result in the sale of Class C shares of the Roxbury Portfolios within the context of Rule 12b-1 under the Act, such payments shall be deemed to be authorized by this Plan.

Section IV.

         The persons authorized to make payments on behalf of the Fund pursuant to this Plan and the Distributor shall collect and monitor the documentation of payments made to each Distributor pursuant to Section I of this Plan and the distribution expenses incurred by such Distributor pursuant to Section II of this Plan. On a quarterly basis, such persons shall furnish to the Fund's Board of Trustees for their review a written report of such payments and expenses for the previous fiscal quarter, and they shall furnish the Board of Trustees with such other information as the Board may reasonably request in connection with the payments made under this Plan in order to enable the Board to make an informed determination of whether this Plan should be continued.

Section V.

         This Plan shall take effect on the 17th day of August, 2000.

         This Plan shall continue in effect for a period of more than one year only so long as such continuance is specifically approved at least annually by a majority of the Fund's Board of Trustees, including a majority of the non-interested trustees, by votes cast in person at a meeting called for the purpose of voting on this Plan.

Section VI.

         This Plan may be terminated at any time with respect to the Class C shares of any Roxbury Portfolio at any time by vote of a majority of the Fund's non-interested trustees or by vote of a majority of the outstanding Class C shares of such Roxbury Portfolio.

Section VII.

         This Plan and any agreement related to this Plan may not be amended to increase materially the amount to be spent by the Fund pursuant to Section I of this Plan with respect to the Class C shares of any Roxbury Portfolio without approval by a majority of the outstanding Class C shares of such Roxbury Portfolio.

Section VIII.


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         All material  amendments  to this Plan or to any  agreement  related to this Plan shall be approved by a majority of the Fund's Board of Trustees, including a majority of the non-interested trustees, by votes cast in person at a meeting called for the purpose of voting on any such amendment.

Section IX.

         So long as this Plan is in effect, the selection and nomination of the Fund's non-interested trustees shall be committed to the discretion of such non-interested trustees.

                                         WT  MUTUAL  FUND,   on  behalf  of  the
                                         portfolios   listed   on   Schedule   A
                                         attached hereto

                                         By: _____________________________
                                         Name:___________________________
                                         Title:____________________________

Attest:

By:_________________________
Name:_______________________
Title:________________________

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Effective as of November 1, 1999
Amended, effective as of February 25, 2000
Amended and Restated for all Roxbury Portfolios as of August 17, 2000.


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                                   SCHEDULE A
                                       TO
                                 WT MUTUAL FUND
                     AMENDED AND RESTATED DISTRIBUTION PLAN
                                     FOR THE
                                  ROXBURY FUNDS
                                (CLASS C SHARES)

CLASS C SHARES OF:

Roxbury Large Cap Growth Fund
Roxbury Mid Cap Fund
Roxbury Science and Technology Fund
Roxbury Socially Responsible Fund

Dated:  August 17, 2000